                                                                      Exhibit 14

                   DAYTON SUPERIOR CORPORATION CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS

Dayton Superior Corporation's ("Company") Senior Financial Officers must perform with integrity, honesty and sound judgment in every aspect of their professional duty. While all directors, officers and employees are required to adhere to Dayton Superior Corporation's Standards of Conduct, the professional and ethical conduct of the Senior Financial Officers is essential to the proper performance and success of Dayton Superior Corporation. This Code of Ethics shall apply to Dayton Superior Corporation's Senior Financial Officers. "Senior Financial Officers" shall include Dayton Superior Corporation's President and Chief Executive Officer, Chief Financial Officer, Vice President - Accounting, and Corporate Treasurer or persons performing similar functions. In the event of the change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

CODE OF CONDUCT

To the best of their knowledge and ability, the Senior Financial Officers shall:

     - act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

     - be responsible for full, accurate, and timely disclosure in all periodic reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications. Accordingly, it is the responsibility of the CEO, CFO and each senior financial officer to promptly bring to the attention of the Disclosure Committee of the Company (the Disclosure Committee) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

     - promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     - avoid actual or apparent conflicts of interest between personal and business relationships, such as holding an equity, debt, or other financial interest in any competitor, supplier or customer of the Company, or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Any such actual or apparent conflicts of interest shall be brought to the attention of the General Counsel or the CEO.

     - promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the Board of Directors, the General Counsel, or to other appropriate person or persons identified by Dayton Superior Corporation's Board of Directors.

     - promptly bring to the attention of the General Counsel or the Audit Committee any information he or she may have concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

     - promote, as appropriate, contact by employees with the designated reporting official or the chair of the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of Dayton Superior Corporation without fear of retaliation, and proactively promote ethical and honest behavior within Dayton Superior Corporation.

The Board of Directors shall determine, or designate appropriate persons, to determine appropriate actions, to be taken in the event of violations of this Code of Ethics by the President and Chief Executive Officer, Chief Financial Officer, Vice President - Accounting, and Corporate Treasurer or persons performing similar functions. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual's employment.

All Senior Financial Officers are expected to adhere to both the Dayton Superior Corporation's Standards of Conduct and this Code of Ethics. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.